SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 7, 2004

Korn/Ferry International

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14505	95-2623879
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Century Park East, Suite 900, Los Angeles, California		90067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 552-1834

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

On May 20, 2004, the Company was advised by the Staff of the United States Securities and Exchange Commission that it is conducting an informal inquiry into certain independence issues arising out of payments made by Ernst & Young LLP, the Company’s independent auditor (E&Y), to a company affiliated with Mr. Mark C. Thompson, a former director of the Company, for products and services provided by that company to  E&Y.  In connection with the inquiry, the Company has been asked, and it has agreed, to provide voluntary cooperation to the Staff.  At the Company’s annual meeting in September 2003, Mr. Thompson did not stand for re-election as a director of the Company, and therefore ceased to be a director as of September 10, 2003.

Based upon publicly available documents, the Company understands that in December 2002, the company affiliated with Mr. Thompson entered into a contract with E&Y and that from December 2002 to April 2004, E&Y paid aggregate consideration to that company of $377,500, plus reimbursement of expenses.

The Company has been advised by E&Y that it has conducted an internal review concerning its  payments to the company affiliated with Mr. Thompson, and whether such payments impaired E&Y’s independence as the Company’s outside auditor.  Based on its internal review, E&Y has delivered to the Company’s audit committee a written confirmation of its independence, and its belief that the payments made to the company affiliated with Mr. Thompson did not impair E&Y’s independence.  Based on this written confirmation from E&Y, and based upon the Company’s current knowledge of the facts and circumstances, the Company believes that E&Y’s independence was not impaired as a result of its payments to the company affiliated with Mr. Thompson.

The Company intends to continue to fully cooperate with the SEC’s ongoing inquiry.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Korn/Ferry International

Date: June 7, 2004	By:	/s/ Gary D. Burnison
		Name:	Gary D. Burnison
		Title:	Executive Vice President and Chief Financial Officer